Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Uniphase Corporation Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, and 1998 Employee Stock Purchase Plan of our reports dated January 7, 1999 (except for the first paragraph under "Basis of Presentation" in Note 1, as to which the date is April 23, 1999) with respect to the consolidated financial statements of Uniphase Corporation and the related financial statement schedule included in its Current Report on Form 8-K/A dated April 28, 1999, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP





San Jose, California
June 25, 1999